Exhibit 99.1

Gaiam’s Outlook for Second Quarter 2004

Broomfield, CO, July 23, 2004. Gaiam, Inc. (NASDAQ: GAIA) today announced preliminary results for its second quarter ended June 30, 2004.

Gaiam will report revenue for the second quarter of $17 million, which is $3.3 million lower than anticipated. The shortfall came in Gaiam’s domestic business segment. Internal revenue growth in Gaiam’s other businesses for the quarter was solid: internet business 18%, catalog business 5% and international business 8%.

Based mainly on the revenue shortfall, Gaiam has revised its expected loss for the quarter to between $0.14 and $0.16 per share. However, Gaiam now expects to generate positive operating cash flow for the quarter of between $1.3 and $1.6 million, which will result in positive operating cash flow for the six months ended June 30, 2004 of over $4 million. Gaiam also expects to generate positive operating cash flow, as well as free cash flow, for its full fiscal year.

Gaiam ended the second quarter with $12.6 million in cash, up from $11.0 million at March 31, 2004 and $8.4 million at December 31, 2003, no debt and an unused $15 million credit line.

As previously announced, the company will release its final earnings for the second quarter 2004 on August 2, 2004, at 2:00 p.m. M.D.T. (4:00 p.m. E.D.T.) and host a conference call later on August 2, at 2:30 p.m. M.D.T. (4:30 p.m. E.D.T.) to review the results. Additional guidance may be given on the conference call.

Dial-in No.:	(888) 664-9855
Passcode:	GAIAM

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of the Company’s new products and services, the successful completion and integration of acquisitions, the possibility of negative economic conditions and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no duty to update any forward-looking statements.

Contact: Janet Mathews, Chief Financial Officer    (303) 222-3663

http: www.gaiam.com